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                    PENSION AND INSURANCE SERVICES AGREEMENT

         This Pension and Insurance Services Agreement is made this first day of January 1997 by and between Jefferson Smurfit Corporation, a Delaware corporation ("JSC") and Smurfit Packaging Corporation, a Delaware Corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, commencing on the date hereof, the Company desires to obtain from JSC, and JSC is willing to provide to the Company, certain pension and insurance services on behalf of the Company's Pacific Recycling Company, Sequoia Pacific Systems, Sequoia Pacific Voting Equipment, Smurfit Newsprint Corporation of California and Smurfit Plastic Packaging, Inc. divisions, in accordance with the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, JSC and the Company agree as follows:

         l. (a) Beginning on the date hereof, and continuing until this Agreement is terminated pursuant to Paragraph 4 hereof, JSC, through its Smurfit Pension and Insurance Services Company division, shall provide or otherwise make available to the Company, on behalf of the Company's Pacific Recycling Company, Sequoia Pacific Systems, Sequoia Pacific Voting Equipment, Smurfit Newsprint Corporation of California and Smurfit Plastic Packaging, Inc. divisions, payroll, pension and insurance services ("Services") of the type and scope provided to Jefferson Smurfit Corporation. Notwithstanding the foregoing, the





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Services shall not include, and JSC shall not provide to the Company, any services with respect to employee benefit plans operated as a multi-employer union plan. The Services shall not include any services related to plan design or establishment of new plans.

         (b) In connection with the Services, administrative and pension fund investment policy shall be determined by the Administrative Committee of Jefferson Smurfit Corporation Retirement Plans.

         (c) The Company shall formally appoint the Administrative Committee of Jefferson Smurfit Corporation Retirement Plans as Plan Administrator of the Company's pension and 401(k) plans.

         2. (a) Subject to Paragraphs 2 (c) and 2 (d) hereof,in consideration for the Services provided by JSC to the Company pursuant to this Agreement:

         (l) (i) The Company shall pay to JSC a fee of $25,730 for the Services on behalf of the Company's Pacific Recycling Company division for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.

         (ii) The Company shall pay to JSC a fee of $86,560 for the Services on behalf of the Company's Sequoia Pacific Systems division for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.






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         (iii) The Company shall pay to JSC a fee of $6,480 for the Services on behalf of the Company's Sequoia Pacific Voting Equipment division for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.

         (iv) The Company shall pay to JSC a fee of $102,770 for the Services on behalf of the Company's Smurfit Newsprint Corporation of California division for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.

         (v) The Company shall pay to JSC a fee of $118,930 for the Services on behalf of the Company's Smurfit Plastic Packaging, Inc. division for the period beginning on the date hereof and ending on December 31, 1997 and thereafter an annual fee as negotiated pursuant to Paragraph 2(d), in each case payable as provided in paragraph 2(b) hereof.

         (2) The Company shall pay third parties for services incurred, including but not limited to, administrative, consulting and actuarial services. Additionally, the Company will be responsible for and shall timely make actuarially determined pension contributions.

         (3) The Company shall reimburse JSC for all costs paid for the benefit of the Company under insurance policies, and for travel and entertainment expenses incurred in providing the Services to the Company as provided in Paragraph 2(b) hereof.






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                  (b) The fees provided in Paragraph 2(a) (1) hereof shall be payable by the Company to JSC on a quarterly basis within 30 days after the beginning of the quarter to which such payment is attributable. The Company shall reimburse JSC for insurance premiums and for travel and entertainment expenses as provided in Paragraph (2) (a) (3) hereof from time to time upon receipt by the Company from JSC of an invoice setting forth in reasonable detail such fees and premiums, or of such documents or receipts substantiating such travel and entertainment expenses; as the case may be.

         (c) In addition to the fees and reimbursements payable by the Company to JSC pursuant to Paragraph 2(a) hereof, in the event that at any time during the term of this Agreement the performance by JSC of its obligations hereunder requires unusual additional expenditures, including time by JSC personnel, and for services rendered by third parties, JSC shall be entitled to charge an additional fee to the Company as shall be reasonable and appropriate in light of all factors relevant to adequately compensating JSC for providing the Services.

         (d) The annual fees payable by the Company to JSC pursuant to Paragraph 2(a) hereof shall be revised on January 1, l998 and annually thereafter, (i) as shall be reasonable and appropriate in light of all factors then existing and relevant with respect to adequately compensating JSC for the Services and (ii) as agreed by the parties hereto.

         3. The term of this Agreement shall commence on the date hereof and continue until





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December 31, 1997, and shall automatically renew from year to year thereafter until terminated by either party; provided, however, that each of the Company and JSC may terminate this Agreement only upon not less than ninety days' prior written notice given to the other party at any time on or after the first anniversary of the date hereof.

         4. Nothing contained herein shall be construed to relieve the directors and officers of the Company from the performance of their respective duties, or limit the exercise of their powers, in accordance with the certificate of incorporation or by-laws of the Company, any applicable provisions of law, or otherwise, or to limit any liability of any person arising in connection with the conduct or status of such person as a director or officer of the Company.

         5. Subject to such rights and limitations in ERISA as may not be waived or modified by contract, JSC shall not be liable to the Company or to any director, officer or employee of the Company, for any cost, damage, expense or loss, including without limitation any special, indirect, consequential or punitive damages, of the Company or any such officer or director, allegedly arising out of (i) JSC's failure to perform any Services for the Company hereunder unless such failure to perform results from the gross negligence of JSC, or (ii) the Company's or such officer's, director's or employee's reliance on any advice or data JSC may provide to the Company pursuant to this Agreement. JSC makes no warranties of any kind, express or implied, with respect to the Services provided hereunder except as expressly set forth herein.

         6. Any notice or other communication required by or specifically provided for in this






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Agreement shall be in writing and shall be deemed to have been given when delivered in person, when sent by telex, telecopier or similar telecommunications device with answerback received, or seventy-two (72) hours after being deposited in the U.S. mails, first class postage prepaid, addressed as follows:

                  If to JSC:

                                Jefferson Smurfit Corporation
                                8182 Maryland Ave.
                                Clayton, Missouri 63105

              Attn:  Lyle L. Meyer

                  If to the Company:

           Smurfit Packaging Corporation
           8182 Maryland Ave.
           Clayton, Missouri 63105
           Attn:  Michael W. J. Smurfit, Jr.

or to such other address as such party shall have designated by notice hereunder to the other party.

         7. This Agreement shall not be assignable by either party except with the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

         8. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri without giving effect to its conflict of laws.






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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on the date first above written.

                                JEFFERSON SMURFIT CORPORATION

                                By___________________________
                                  Lyle L. Meyer
                                  Vice President

                                SMURFIT PACKAGING CORPORATION

                                 By____________________________
                                   Michael W. J. Smurfit, Jr.
                                   Chairman and Chief Executive Officer



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